Exhibit 99.1

FOR IMMEDIATE RELEASE

MATTRESS FIRM ANNOUNCES FOURTH FISCAL QUARTER AND FULL FISCAL YEAR 2015 FINANCIAL RESULTS

— Tenth Consecutive Quarter and Sixth Consecutive Year of Comparable-Store Sales Growth —

— Achieved 90 basis points of Adjusted EBITDA Margin Improvement in Q4 —

— Q4 GAAP EPS Increased Approximately 95% to $0.37 and Adjusted EPS Increased 29% to $0.53 —

— Provides Guidance for Q1 and Full Fiscal Year 2016 —

HOUSTON, March 21, 2016 /BUSINESSWIRE/ — Mattress Firm Holding Corp. (the “Company”) (NASDAQ: MFRM), the nation’s largest specialty mattress retailer, today announced its financial results for the fourth fiscal quarter (13 weeks) and full fiscal year (52 weeks) ended February 2, 2016.  Net sales for the fourth fiscal quarter increased 3.4% over the prior year (14 weeks) to $618.6 million, reflecting comparable-store sales growth of 0.7% and incremental sales from new and acquired stores. The Company reported fourth fiscal quarter earnings per diluted share (“EPS”) on a generally accepted accounting principles (“GAAP”) basis of $0.37, and EPS on a non-GAAP adjusted basis, excluding acquisition-related costs, fixed asset impairment costs and severance charges (“Adjusted”), of $0.53.

Reported sales results and expected GAAP and Adjusted EPS are preliminary and remain subject to audit and adjustment until the filing of the Company’s Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.  The Company expects to report its finalized fourth fiscal quarter and full fiscal year results in early April.

Expected diluted EPS on a GAAP basis and Adjusted basis are reconciled in the table below:

Fourth Fiscal Quarter and Full Fiscal Year Reconciliation of GAAP to Adjusted EPS and Adjusted Cash EPS
See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for Notes

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3, 2015	February 2, 2016	February 3, 2015	February 2, 2016
GAAP EPS	$0.19	$0.37	$1.27	$1.82
Adjustments
Acquisition-related costs (1)	0.16	0.07	0.52	0.41
Secondary offering costs (2)	0.02	—	0.02	0.01
ERP system implementation costs (3)	0.04	—	0.13	0.01
Impairment charges (4)	0.01	0.08	0.02	0.10
Other expenses (5)	0.00	0.01	0.06	0.01
Adjusted EPS*	$0.41	$0.53	$2.03	$2.36
Non-Cash Adjustments
Depreciation and amortization expense	0.26	0.34	0.82	1.22
Stock-based compensation expense	0.05	0.04	0.14	0.15
Adjusted Cash EPS*	$0.73	$0.91	$2.99	$3.73

* Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

5815 Gulf Freeway • Houston, TX • 77023 • Phone: 713-923-1090 • Fax: 713-923-1096

“We are pleased with our fourth quarter results which showed approximately 90 basis points of improvement in Adjusted EBITDA margin and our tenth consecutive quarter of comparable-store sales growth,” stated Steve Stagner, chief executive officer. “We delivered strong fourth quarter Adjusted EPS growth of approximately 29% from the prior year, as we continue to execute on our plan. Our Chicago business has turned market-level EBITDA positive and our streamlined organizational structure is generating significant leverage. With the recently completed Sleepy’s acquisition, we believe we are well positioned to realize meaningful synergies and leverage the benefits of national scale, driving continued growth, opportunities and profitability over time.”

Preliminary Fourth Quarter Financial Summary

•                  Net sales for the fourth fiscal quarter increased 3.4% as compared with the comparable prior year period to $618.6 million, reflecting comparable-store sales growth of 0.7% and incremental sales from new and acquired stores. Comparable-store sales growth in the prior year period was 1.9%.

•                  Opened 75 new stores, closed 20, and acquired nine bringing the total number of Company-operated stores to 2,359 as of the end of the fiscal year.

•                  Income from operations was $31.5 million. Excluding $8.9 million of acquisition-related costs, fixed asset impairment costs and severance charges, Adjusted income from operations was $40.4 million, as compared with $36.7 million for the comparable prior year period.  Adjusted operating income margin was 6.5% of net sales as compared to 6.1% in fiscal 2014, and included 170 basis-points of expense leverage from general and administrative expense, 90 basis-points of expense deleverage in sales and marketing expense, 30 basis-points of gross margin decline, and 10 basis-points of margin declines in loss on store closings. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $13.3 million and GAAP EPS was $0.37.  Excluding $5.7 million, net of income taxes, of acquisition-related costs, fixed asset impairment costs and severance charges, Adjusted net income was $19.0 million and Adjusted EPS was $0.53. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of net income and GAAP EPS to Adjusted net income and Adjusted EPS, respectively, and other information.

Preliminary Full Fiscal Year Financial Summary (52 weeks ended February 2, 2016)

•                  Net sales increased $735.7 million, or 40.7%, to $2,541.7 million, for fiscal 2015 from $1,806.0 million in the prior year period as a result of incremental sales from new and acquired stores and comparable-store sales growth of 2.1%. Comparable-store sales growth in the prior year period was 6.1%.

•                  Company-operated stores increased by 265, or 12.7%, to 2,359 at year end, as a result of opening 311 new stores, an acquisition that added nine stores, and closing 55 stores.

•                  Income from operations was $143.7 million. Excluding $30.5 million of acquisition-related costs, secondary offering costs, ERP system implementation costs, fixed asset impairment and severance costs, Adjusted income from operations was $174.2 million, as compared with $138.5 million for the prior year period. Adjusted operating income margin was 6.9% of net sales as compared to 7.7% in fiscal 2014, and included 80 basis-points of expense leverage from general and administrative expense, an 80 basis-point decrease in gross margin, and 80 basis-points of decrease in sales and marketing expense leverage. Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of income from operations to Adjusted income from operations and other information.

•                  Net income was $64.5 million for fiscal 2015 and GAAP EPS was $1.82.  Excluding $19.2 million, net of income taxes, of acquisition-related costs, secondary offering costs, ERP system implementation costs, and impairment and severance charges, adjusted net income was $83.7 million for the full fiscal year and Adjusted EPS was $2.36.  See “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below for a reconciliation of net income as reported to adjusted net income.

Acquisitions Completed During the Fourth Fiscal Quarter of 2015

On November 17, 2015, the Company acquired substantially all of the retail assets and operations of Double J-RD, LLC, a former franchisee which operated stores under the Mattress Firm brand in East Texas and Louisiana, relating to the operation of nine mattress specialty retail stores for a total purchase price of approximately $3.7 million, subject to further working capital adjustments.

Acquisitions Completed During Fiscal 2016

On November 25, 2015, the Company entered into a Securities Purchase Agreement to purchase all of the outstanding equity interests in HMK Mattress Holdings LLC, the holding company of Sleepy’s, LLC and related entities (collectively, “Sleepy’s”), for an aggregate purchase price of approximately $780 million, subject to working capital and other customary post-closing purchase price adjustments.  Sleepy’s operates approximately 1,050 specialty mattress retail stores located in 17 states in the Northeast, New England, the Mid-Atlantic and Illinois and employs approximately 3,300 people.  The Company completed the acquisition of Sleepy’s on February 5, 2016, during the first week of the Company’s fiscal 2016.  Upon the closing of the Sleepy’s acquisition, Adam Blank, previously Sleepy’s chief operating officer and general counsel, became the president of Sleepy’s.

Real Estate Optimization

With the closing of the Sleepy’s acquisition, the Company has acquired more than 1,700 stores over the past 24 months, which naturally includes some underperforming or duplicative locations and also highlights some lower performing stores in the Company’s existing portfolio.  Historically the Company has closed these types of stores upon lease termination.  As a result of the decision to focus its future growth initiatives under one national brand, the Company will evaluate its real estate portfolio.  Upon further review, the Company plans to accelerate certain store closures, primarily in overlapping and other recent acquisition markets, over the course of fiscal 2016.  After completion of its store optimization review, the Company will provide the estimated number of store closings and related costs. This store optimization effort is expected to drive a more efficient deployment of capital under one national banner going forward.

Balance Sheet and Amendments to Senior Credit Facility

The Company had cash and cash equivalents of $1.8 million on February 2, 2016, the end of its fiscal 2015.  Net cash provided by operating activities was $196.4 million for fiscal 2015. As of February 2, 2016, there were no borrowings outstanding under the revolving portion of the Senior Credit Facility (as defined in the Company’s filings with the Securities and Exchange Commission) and approximately $4.2 million in outstanding letters of credit, with additional borrowing capacity of $97.6 million.

On February 5, 2016, the Company entered into an amended $865 million senior secured credit facility to fund a portion of the Sleepy’s acquisition’s cash purchase price.  As part of this amendment, the revolving commitments were increased by $75 million to $200 million under the facility’s asset-backed loan credit agreement (the “ABL Credit Agreement”).  The ABL Credit Agreement’s termination date was also extended to February 5, 2021.  In addition, the applicable margin for LIBOR rate loans under the ABL Credit Agreement was amended to vary from 1.25% to 1.50%, instead of 1.25% to 1.75%, and the applicable margin for base rate loans under the ABL Credit Agreement was amended to vary from 0.25% to 0.50%, instead of 0.25% to 0.75%.  Further, an incremental term loan of $665 million was added to the term loan credit agreement under the facility (the “Term Loan Credit Agreement”).  The interest rate applicable to all loans under the Term Loan Credit Agreement, including those previously outstanding, was amended to 5.25% for LIBOR loans, with a 1.0% LIBOR floor. Loans previously outstanding under the Term Loan Credit Agreement prior to the amendment were at a 4.00% spread to LIBOR, also with a 1.0% floor, based on the Company’s total net leverage ratio at the time. The maturity date of the term loans issued under the Term Loan Credit Agreement remains October 20, 2021.

Each of the foregoing descriptions of the ABL Credit Agreement and the Term Loan Amendment is subject, and qualified in its entirety by reference, to Exhibit 10.1 and Exhibit 10.2, respectively, which are attached to the Company’s Current Report on Form 8-K (File No. 001-35354) filed with the U.S. Securities and Exchange Commission on February 5, 2016.

There were approximately $80 million in borrowings and $12.4 million in outstanding standby letters of credit under the amended revolving facility as of March 18, 2016, resulting in $68 million of available borrowings. Total term loan borrowings were approximately $1.4 billion as of March 18, 2016.

Financial Guidance

The Company is providing initial financial guidance for the full fiscal year (52 weeks) ending January 31, 2017 (“fiscal 2016”).  These projections are forecasts and are intended solely to give investors an understanding of management’s expectations for the full fiscal year in light of recent conditions and strategies.  The projections do not take into account, or give effect for, any acquisitions that may be completed by the Company during the fiscal year or any other events that are beyond the Company’s reasonable control.  Please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” for a reconciliation of GAAP EPS to Adjusted EPS and other information which is not calculated on a GAAP basis. Adjusted data for future periods reflects management’s reasonable estimates of appropriate adjustments based on historical experience.

	Fifty-Two	Fifty-Two
	Weeks Ended	Weeks Ending	% Growth
	February 2, 2016	January 31, 2017(1)	from Prior Year(2)
New Store Growth (net)	256	180 - 200	—
Acquired Store Growth	9	1,063	—
Net Sales (in millions)	$2,542	$3,950 - $4,000	56%
Comparable-Store Sales Growth	2.1%	4.0% - 5.5%(3)	—
Adjusted EBITDA (in millions)	$255	$365 - $370	44%
GAAP EPS	$1.82	$2.00 - $2.05	11%
Adjustments	$0.54	$0.50 - $0.55	—
Adjusted EPS	$2.36	$2.50 - $2.60	8%

Diluted Share Count (in millions)	35.5	37.5	—
Adjusted Tax Rate	37.6%	38.5%	—
Depreciation & Amortization (in millions)	$70	$105	29%
Interest Expense (in millions)	$38	$95	64%
Stock-based Compensation Expense (in millions)	$9	$10	6%
Net Capital Expenditures (in millions)	$120	$120	0%
Ending Net Debt (in millions)	$689	$1,350	96%

(1)         Before any incremental closures under the proposed real estate optimization program announced on March 21, 2016.

(2)         Based on midpoint of range

(3)         Includes an estimated 300 basis points benefit from the inclusion of Sleepy’s eCommerce and multi-channel sales businesses into the comparable-store sales in fiscal 2016.

Sleepy’s quarterly sales mix is similar to Mattress Firm’s legacy businesses.  However, the expected profitability (as illustrated by Adjusted EBITDA) of the Sleepy’s business differs dramatically by quarter, with an approximately breakeven first quarter and 80% to 85% of profitability generated during the second and third quarters. This is in-line with what has historically been an approximately breakeven Q1 for Sleepy’s over the past few years, based on their historical financials. As a result of the impact of incorporating the Sleepy’s business into the Company’s consolidated results, the Company plans to provide quarterly earnings guidance in connection with its regular earnings announcements throughout fiscal 2016 to provide additional insight.  The Company anticipates returning to its historical practice of only providing annual guidance in fiscal 2017.

Due to the immediate dilution from financing the Sleepy’s acquisition, combined with the expectation that Sleepy’s will continue to be approximately breakeven at the Adjusted EBITDA level in Q1, as well as the time required to capture synergies from the Sleepy’s business and implement other initiatives, the Company anticipates reporting GAAP EPS of ($0.32) to ($0.25), with approximately $0.25 per share of adjustments, resulting in Adjusted EPS of ($0.07) to $0.00 in Q1. In Q2 and Q3, the Company expects to show meaningful adjusted earnings growth over the prior year, as the Sleepy’s business is strongest in these months and the Company anticipates realizing synergies and benefitting from other strategic initiatives as the year progresses.

Call Information

A conference call to discuss fourth fiscal quarter and full fiscal year results is scheduled for today, March 21, 2016, at 5:00 p.m. Eastern Time. The call will be hosted by Steve Stagner, chief executive officer, Ken Murphy, president, Alex Weiss, chief financial officer, and Scott McKinney, vice president of investor relations.

The conference call will be accessible by telephone and the internet.  To access the call, participants from within the U.S. may dial (877) 705-6003, and participants from outside the U.S. may dial (201) 493-6725.  Participants may also access the call via live webcast by visiting the Company’s investor relations web site at http://ir.mattressfirm.com.

The replay of the call will be available from approximately 8:00 p.m. Eastern Time on March 21, 2016 through midnight Eastern Time on April 4, 2016.  To access the replay, the domestic dial-in number is (877) 870-5176, the international dial-in number is (858) 384-5517, and the passcode is 13632409. The archive of the webcast will be available on the Company’s web site for a limited time.

Net Sales and Store Unit Information

The components of the net sales increase for the thirteen and fifty-two weeks ended February 2, 2016 as compared to the corresponding prior year period were as follows (in millions):

	Progression in Net Sales
	Thirteen Weeks	Fifty-Two Weeks
	Ended	Ended
	February 2, 2016	February 2, 2016
Net sales for prior year period	$598.3	$1,806.0
Increase (Decrease) in Net Sales
Comparable-store sales	4.1	36.5
New stores	57.9	223.2
Acquired stores	10.4	537.0
Closed stores	(4.7)	(13.6)
Effect of 53 week year	(47.4)	(47.4)
Increase in net sales, net	20.3	735.7
Net sales for current year period	$618.6	$2,541.7
% increase	3.4%	40.7%

The composition of net sales by major category of product and services were as follows (in millions):

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	February 3,	% of	February 2,	% of	February 3,	% of	February 2,	% of
	2015	Total	2016	Total	2015	Total	2016	Total
Conventional mattresses	$285.2	47.7%	$323.1	52.2%	$852.8	47.2%	$1,297.0	51.0%
Specialty mattresses	255.4	42.7%	236.0	38.2%	781.1	43.3%	1,013.7	39.9%
Furniture and accessories	50.0	8.3%	46.7	7.5%	141.4	7.8%	194.0	7.6%
Total product sales	590.6	98.7%	605.8	97.9%	1,775.3	98.3%	2,504.7	98.5%
Delivery service revenues	7.7	1.3%	12.8	2.1%	30.7	1.7%	37.0	1.5%
Total net sales	$598.3	100.0%	$618.6	100.0%	$1,806.0	100.0%	$2,541.7	100.0%

The activity with respect to the number of Company-operated store units was as follows:

	Thirteen Weeks	Fifty-Two Weeks
	Ended	Ended
	February 2, 2016	February 2, 2016
Store units, beginning of period	2,295	2,094
New stores	75	311
Acquired stores	9	9
Closed stores	(20)	(55)
Store units, end of period	2,359	2,359

Forward-Looking Statements

Certain statements contained in this press release are not based on historical fact and are “forward-looking statements” within the meaning of applicable federal securities laws and regulations. In many cases, you can identify forward-looking statements by terminology such as “may,” “would,” “should,” “could,” “forecast,” “feel,” “project,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “potential,” “continue” or the negative of these terms or other comparable terminology; however, not all forward-looking statements contain these identifying words. The forward-looking statements contained in this press release, such as those relating to our net sales, GAAP and Adjusted EPS and net store unit change for fiscal year 2016 and any anticipated effects of any recent acquisitions, are subject to various risks and uncertainties, including but not limited to downturns in the economy; reduction in discretionary spending by consumers; our ability to execute our key business strategies and advance our market-level profitability; our ability to profitably open and operate new stores and capture additional market share; our relationship with our primary mattress suppliers; our dependence on a few key employees; the possible impairment of our goodwill or other acquired intangible assets; the effect of our planned growth and the integration of our acquisitions on our business infrastructure; the impact of seasonality on our financial results and comparable-store sales; our ability to raise adequate capital to support our expansion strategy; our success in pursuing and completing strategic acquisitions; the effectiveness and efficiency of our advertising expenditures; our success in keeping warranty claims and comfort exchange return rates within acceptable levels; our ability to deliver our products in a timely manner; our status as a holding company with no business operations; our ability to anticipate consumer trends; risks related to our largest stockholder, J.W. Childs Associates, L.P.; heightened competition; changes in applicable regulations; risks related to our franchises, including our lack of control over their operation and our liabilities if they default on note or lease obligations; risks related to our stock and other factors set forth under “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended February 3, 2015 filed with the U.S. Securities and Exchange Commission (“SEC”) on April 3, 2015 and our other SEC filings.  Forward-looking statements relate to future events or our future financial performance and reflect management’s expectations or beliefs concerning future events as of the date of this press release.  Actual results of operations may differ materially from those set forth in any forward-looking statements, and the inclusion of a projection or forward-looking statement in this press release should not be regarded as a representation by us that our plans or objectives will be achieved. We do not undertake to publicly update or revise any of these forward-looking statements, whether as a result of new information, future events or otherwise

Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income before income tax expense, interest income, interest expense, depreciation and amortization (“EBITDA”), without giving effect to non-cash goodwill and intangible asset impairment charges, gains or losses on store closings and impairment of store assets, gains or losses related to the early extinguishment of debt, financial sponsor fees and expenses, non-cash charges related to stock-based awards and other items that are excluded by management in reviewing the results of operations. We have presented Adjusted EBITDA because we believe that the exclusion of these items is appropriate to provide additional information to investors about our ongoing operating performance excluding certain non-cash and other items and to provide additional information with respect to our ability to comply with various covenants in documents governing our indebtedness and as a means to evaluate our period-to-period results. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed to imply that our future results will be unaffected by any such adjustments. We have provided this information to analysts, investors and other third parties to enable them to perform more meaningful comparisons of past, present and future operating results and as a means to evaluate the results of our ongoing operations. Management also uses Adjusted EBITDA to determine executive incentive compensation payment levels. In addition, our compliance with certain covenants under the Senior Credit Facility, are calculated based on similar measures and differ from Adjusted EBITDA primarily by the inclusion of pro forma results for acquired businesses and new stores in those similar measures. Other companies in our industry may calculate Adjusted EBITDA differently than we do. Adjusted EBITDA is not a measure of performance under U.S. GAAP and should not be considered as a substitute for net income prepared in accordance with U.S. GAAP. Adjusted EBITDA has significant limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under U.S. GAAP.

The following table contains a reconciliation of our net income determined in accordance with U.S. GAAP to EBITDA and Adjusted EBITDA for the periods indicated (in thousands):

	Fourteen Weeks Ended	Thirteen Weeks Ended	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3,	February 2,	February 3,	February 2,
	2015	2016	2015	2016
Net income	$6,620	$13,290	$44,251	$64,522
Income tax expense	5,473	8,517	29,235	39,073
Interest expense, net	9,750	7,291	20,102	37,751
Depreciation and amortization	13,438	17,131	41,740	62,247
Intangible assets and other amortization	3,080	3,289	5,608	7,379
EBITDA	38,361	49,518	140,936	210,972
Loss on store closings and impairment of store assets	774	5,470	1,813	7,524
Loss from debt extinguishment	—	—	2,288	—
Stock-based compensation	3,149	2,269	8,122	8,802
Secondary offering costs	563	—	563	487
Vendor new store funds (a)	(374)	453	(1,208)	1,921
Acquisition-related costs (b)	9,354	3,922	30,113	23,273
Other (c)	2,668	333	7,550	1,650
Adjusted EBITDA	$54,495	$61,965	$190,177	$254,629

(a)                                 We receive cash payments from certain vendors for each new incremental store that we open (“new store funds”). New store funds are initially recorded in other noncurrent liabilities when received and are then amortized as a reduction of cost of sales over 36 months in our financial statements. Historically, we have considered new store funds as a component of Adjusted EBITDA when received since new store funds are included in cash provided from operations. The adjustment includes the amount of new store funds received during the period presented and eliminates the non-cash reduction in cost of sales included in our results of operations.

(b)                                 Reflects both non-cash effects included in net income related to acquisition accounting adjustments made to inventories and other acquisition-related cash costs included in net income, such as direct acquisition costs and costs related to integration of acquired businesses.

(c)                                  Consists of various items that management excludes in reviewing the results of operations, including none and $2.5 million of ERP system implementation costs incurred during the thirteen weeks ended February 2, 2016 and the fourteen weeks ended February 3, 2015, respectively, and $0.7 million and $7.3 million of such costs incurred during the fifty-two weeks ended February 2, 2016 and the fifty-three weeks ended February 3, 2015, respectively.

Adjusted EPS and the other “Adjusted” data provided in this press release, including Adjusted Cash EPS, are also considered non-GAAP financial measures.  We report our financial results in accordance with GAAP; however, management believes evaluating our ongoing operating results may be enhanced if investors have additional non-GAAP basis financial measures to facilitate year-over-year comparisons. Management reviews non-GAAP financial measures to assess ongoing operations and considers them to be effective indicators, for both management and investors, of our financial performance over time. Our management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  For more information, please refer to “Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data” below.

MATTRESS FIRM HOLDING CORP.

Consolidated Balance Sheets

(In thousands, except share amounts)

	February 3,	February 2,
	2015	2016
Assets
Current assets:
Cash and cash equivalents	$13,475	$1,778
Accounts receivable, net	51,193	64,923
Inventories	163,518	161,190
Prepaid expenses and other current assets	43,019	56,214
Total current assets	271,205	284,105
Property and equipment, net	267,602	317,451
Intangible assets, net	215,953	214,942
Goodwill	821,349	826,728
Debt issue costs and other, net	24,033	23,720
Total assets	$1,600,142	$1,666,946

Liabilities and Stockholders’ Equity
Current liabilities:
Notes payable and current maturities of long-term debt	$9,947	$8,664
Accounts payable	149,612	164,686
Accrued liabilities	98,250	84,907
Customer deposits	19,398	20,028
Total current liabilities	277,207	278,285
Long-term debt, net of current maturities	760,091	682,257
Deferred income tax liability	32,573	52,299
Other noncurrent liabilities	94,788	142,623
Total liabilities	1,164,659	1,155,464

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value; 120,000,000 shares authorized; 35,134,187 and 35,101,632 shares issued and outstanding at February 3, 2015; and 35,356,859 and 35,294,568 shares issued and outstanding at February 2, 2016, respectively	351	353
Additional paid-in capital	435,882	447,357
Accumulated (deficit) retained earnings	(750)	63,772
Total stockholders’ equity	435,483	511,482
Total liabilities and stockholders’ equity	$1,600,142	$1,666,946

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Fourteen Weeks Ended		Thirteen Weeks Ended		Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	February 3,	% of	February 2,	% of	February 3,	% of	February 2,	% of
	2015	Sales	2016	Sales	2015	Sales	2016	Sales
Net sales	$598,298	100.0%	$618,547	100.0%	$1,806,029	100.0%	$2,541,672	100.0%
Cost of sales	376,144	62.9%	391,029	63.2%	1,116,666	61.8%	1,590,636	62.6%
Gross profit from retail operations	222,154	37.1%	227,518	36.8%	689,363	38.2%	951,036	37.4%
Franchise fees and royalty income	1,068	0.2%	1,254	0.2%	4,584	0.2%	5,232	0.2%
Total gross profit	223,222	37.3%	228,772	37.0%	693,947	38.4%	956,268	37.6%
Operating expenses:
Sales and marketing expenses	142,105	23.7%	152,268	24.6%	427,401	23.7%	621,597	24.5%
General and administrative expenses	56,678	9.5%	39,540	6.4%	167,035	9.2%	183,405	7.1%
Loss on store closings and impairment of store assets	774	0.1%	5,470	0.9%	1,813	0.1%	7,524	0.3%
Total operating expenses	199,557	33.3%	197,278	31.9%	596,249	33.0%	812,526	31.9%
Income from operations	23,665	4.0%	31,494	5.1%	97,698	5.4%	143,742	5.7%
Other expense:
Interest expense, net	11,572	2.0%	9,687	1.6%	21,924	1.2%	40,147	1.6%
Loss from debt extinguishment	—	0.0%	—	0.0%	2,288	0.1%	—	0.0%
Total other expenses	11,572	2.0%	9,687	1.6%	24,212	1.3%	40,147	1.6%
Income before income taxes	12,093	2.0%	21,807	3.5%	73,486	4.1%	103,595	4.1%
Income tax expense	5,473	0.9%	8,517	1.4%	29,235	1.6%	39,073	1.5%
Net income	$6,620	1.1%	$13,290	2.1%	$44,251	2.5%	$64,522	2.5%

Basic net income per common share	$0.19		$0.38		$1.29		$1.83
Diluted net income per common share	$0.19		$0.37		$1.27		$1.82

Reconciliation of weighted-average shares outstanding:
Basic weighted average shares outstanding	35,057,160		35,284,469		34,389,282		35,212,124
Effect of dilutive securities:
Stock options	369,804		224,046		355,874		260,745
Restricted shares	59,674		29,615		65,920		67,488
Diluted weighted average shares outstanding	35,486,637		35,538,130		34,811,076		35,540,357

MATTRESS FIRM HOLDING CORP.

Consolidated Statements of Cash Flows

(In thousands)

	Fifty-Three Weeks Ended	Fifty-Two Weeks Ended
	February 3,	February 2,
	2015	2016
Cash flows from operating activities:
Net income	$44,251	$64,522
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	41,740	62,247
Loan fee and other amortization	5,608	7,379
Loss from debt extinguishment	2,288	—
Gain from disposals of property and equipment	(11)	(73)
Deferred income tax expense	5,269	23,865
Stock-based compensation	8,400	9,674
Loss on store closings and impairment of store assets	1,813	7,524
Construction allowances from landlords	7,561	10,380
Excess tax benefits associated with stock-based awards	(2,932)	(1,162)
Effects of changes in operating assets and liabilities, excluding business acquisitions:
Accounts receivable	(18,403)	(11,609)
Inventories	(18,258)	2,989
Prepaid expenses and other current assets	(18,943)	(13,140)
Other assets	(4,367)	(4,506)
Accounts payable	27,480	18,270
Accrued liabilities	24,231	(12,325)
Customer deposits	(558)	552
Other noncurrent liabilities	(356)	31,764
Net cash provided by operating activities	104,714	196,351
Cash flows from investing activities:
Purchases of property and equipment	(79,798)	(130,529)
Sales of property and equipment	—	5,853
Business acquisitions, net of cash acquired	(566,522)	(3,541)
Net cash used in investing activities	(646,320)	(128,217)
Cash flows from financing activities:
Proceeds from issuance of debt	1,014,800	93,000
Principal payments of debt	(479,087)	(174,633)
Debt issuance costs	(10,188)	—
Proceeds from exercise of common stock options	4,877	2,079
Excess tax benefits associated with stock-based awards	2,932	1,162
Purchase of vested stock-based awards	(1,131)	(1,439)
Net cash provided by (used in) financing activities	532,203	(79,831)
Net decrease in cash and cash equivalents	(9,403)	(11,697)
Cash and cash equivalents, beginning of period	22,878	13,475
Cash and cash equivalents, end of period	$13,475	$1,778
Cash paid for:
Interest	$20,184	$38,262
Income taxes	$16,011	$18,508
Supplemental disclosure of noncash investing and financing activities:
Capital expenditures included in accounts payable and accruals at end of period	$15,859	$6,973
Capital leases for equipment	$—	$706

MATTRESS FIRM HOLDING CORP.

Reconciliation of Reported (GAAP) to Adjusted Statements of Operations Data

(In thousands, except share and per share amounts)

	Fourteen Weeks Ended					Thirteen Weeks Ended
	February 3, 2015					February 2, 2016
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$23,665	$12,092	$6,620	35,486,637	$0.19	$31,494	$21,807	$13,290	35,538,130	$0.37
% of sales	4.0%	2.0%	1.1%			5.1%	3.5%	2.1%
Adjustments
Acquisition-related costs (1)	9,354	9,354	5,569	—	0.16	3,922	3,922	2,581	—	0.07
Secondary offering costs (2)	563	563	563	—	0.02	—	—	—	—	—
ERP system implementation costs (3)	2,665	2,665	1,591	—	0.04	—	—	—	—	—
Impairment charges(4)	455	455	274	—	0.01	4,717	4,717	2,950		0.08
Other expenses (5)	38	38	5	—	0.00	269	269	170	—	0.01
Total adjustments	13,075	13,075	8,001	—	0.23	8,908	8,908	5,701	—	0.16
As Adjusted	$36,740	$25,167	$14,621	35,486,637	$0.41	$40,402	$30,715	$18,991	35,538,130	$0.53
% of sales	6.1%	4.2%	2.4%			6.5%	5.0%	3.1%
Non-Cash Adjustments
Depreciation and amortization	15,539	15,539	9,292	—	0.26	18,683	18,683	12,002	—	0.34
Stock-based compensation expense	3,150	3,150	1,884	—	0.05	2,269	2,269	1,460	—	0.04
Total adjustments	18,689	18,689	11,176	—	0.31	20,952	20,952	13,462	—	0.38
Adusted Cash EPS	$55,429	$43,856	$25,798	35,486,637	$0.73	$61,354	$51,667	$32,453	35,538,130	$0.91

	Fifty-Three Weeks Ended					Fifty-Two Weeks Ended
	February 3, 2015					February 2, 2016
	Income	Income		Diluted		Income	Income		Diluted
	From	Before	Net	Weighted	Diluted	From	Before	Net	Weighted	Diluted
	Operations	Income Taxes	Income	Shares	EPS*	Operations	Income Taxes	Income	Shares	EPS*
As Reported	$97,698	$73,486	$44,251	34,811,076	$1.27	$143,742	$103,595	$64,522	35,540,357	$1.82
% of sales	5.4%	4.1%	2.5%			5.7%	4.1%	2.5%
Adjustments
Acquisition-related costs (1)	30,113	30,113	18,248	—	0.52	23,273	23,273	14,494	—	0.41
Secondary offering costs (2)	563	563	563	—	0.02	487	487	487	—	0.01
ERP system implementation costs (3)	7,736	7,736	4,688	—	0.13	666	666	415	—	0.01
Impairment charges(4)	937	937	568		0.02	5,452	5,452	3,396		0.10
Other (5)	1,407	3,695	2,239	—	0.06	627	627	390	—	0.01
Total adjustments	40,756	43,044	26,306	—	0.76	30,505	30,505	19,182	—	0.54
As Adjusted	$138,454	$116,530	$70,557	34,811,076	$2.03	$174,247	$134,100	$83,704	35,540,357	$2.36
% of sales	7.7%	6.5%	3.9%			6.9%	5.3%	3.3%
Non-Cash Adjustments
Depreciation and amortization	47,348	47,348	28,693	—	0.82	69,626	69,626	43,363	—	1.22
Stock-based compensation expense	8,122	8,122	4,922	—	0.14	8,802	8,802	5,482	—	0.15
Total adjustments	55,470	55,470	33,615	—	0.97	78,428	78,428	48,845	—	1.37
Adusted Cash EPS	$193,924	$172,000	$104,172	34,811,076	$2.99	$252,675	$212,528	$132,549	35,540,357	$3.73

*Due to rounding to the nearest cent, totals may not equal the sum of the lines in the table above.

(1) Acquisition-related costs, which are included in the “As Reported” results of operations, consist of acquisition-related costs as defined under U.S. GAAP, including advisory, legal, accounting, valuation, and other professional or consulting fees and, in addition, costs of integrating store and warehouse operations and corporate functions that are not expected to recur as acquisitions are absorbed. On March 3, 2014, we acquired the assets and operations of Yotes, Inc., including 34 mattress specialty retail stores. On March 3, 2014, we acquired the Virginia assets and operations of Southern Max LLC, including 3 mattress specialty retail stores. On April 3, 2014, we acquired the outstanding partnership interests in Sleep Experts Partners, L.P., including 55 mattress specialty retail stores. On June 4, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Mattress Liquidators, Inc., including 67 mattress specialty retail stores, which operated Mattress King retail stores in Colorado and BedMart retail stores in Arizona. On September 8, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Best Mattress Co., Inc., related to the operation of 15 mattress specialty retail stores under the brand Mattress Discounters in Pennsylvania. On September 30, 2014, we acquired substantially all of the mattress specialty retail assets and operations of Back to Bed Inc., M World Mattress LLC, MCStores LLC and TBE Orlando LLC, related to the operation of 131 mattress specialty retail stores under the brands Back to Bed and Bedding Experts in the Chicago metropolitan area and Mattress Barn in the Orlando metropolitan area. On October 20, 2014, we acquired 100% of the outstanding equity interests in The Sleep Train, Inc., related to the operation of 314 mattress specialty retail stores in California, Oregon, Washington, Nevada, Idaho and Hawaii. On January 6, 2015, we acquired substantially all of the mattress specialty retail assets and operations of Sleep America LLC, which operated approximately 45 Sleep America retail stores in Arizona. On January 13, 2015 we acquired substantially all of the mattress specialty retail assets and operations of Mattress World, Inc., related to the operation of 4 mattress specialty retail stores under the brand Mattress World in Pennsylvania. On November 17, 2015, we acquired the assets and operations of Double J-RD, LLC, including nine mattress specialty retail stores. Acquisition-related costs, consisting of direct transaction costs and integration costs are included in the results of operations as incurred. We incurred approximately $3.9 million and $9.4 million of acquisition-related costs during the thirteen weeks ended February 2, 2016 and the fourteen weeks ended February 3, 2015, respectively. We incurred approximately $23.3 million and $30.1 million of acquisition-related costs during the fifty-two weeks ended February 2, 2016 and the fifty-three weeks ended February 3, 2015 respectively.

(2) Reflects $0.6 million and $ $0.5 million of costs borne by us in December 2014 and in April 2015, respectively, in connection with secondary offerings of shares of our common stock by certain of our selling stockholders.  No offering proceeds were received by the Company in either offering.

(3) Reflects implementation costs included in the results of operations as incurred, consisting primarily of training-related costs, related to the roll-out of the Microsoft Dynamics AX for Retail ERP system. During the thirteen weeks ended February 2, 2016 and the fourteen weeks ended February 3, 2015, we incurred none and $2.7 million, respectively, of ERP system implementation costs which includes none and $0.2 million, respectively, of accelerated depreciation expense on our legacy ERP system. During the fifty-two weeks ended February 2, 2016 and the fifty-three weeks ended February 3, 2015, we incurred approximately $0.7 million and $7.7 million, respectively, of ERP system implementation costs which includes none and $0.4 million, respectively, of accelerated depreciation expense on our legacy ERP system.

(4) Reflects a $5.5 million and $0.9 million impairment of store assets recorded during fiscal 2015 and fiscal 2014, respectively.

(5) Reflects $0.6 million of severance expense related to our changes in organization structure recorded during fiscal 2015. Reflects $0.2 expensed legal fees relating to our February 2014 debt amendment and extension, $1.2 million of severance expense resulting from the Company’s realignment of its management structure at the beginning of the second fiscal quarter of fiscal 2014 and a $2.3 million loss on debt extinguishment recorded during fiscal 2014 related to the October 2014 termination of the 2012 Senior Credit Facility.

Our “As Adjusted” data is considered a non-U.S. GAAP financial measure and is not in accordance with, or preferable to, “As Reported,” or GAAP financial data. However, we are providing this information as we believe it facilitates year-over-year comparisons for investors and financial analysts.

About Mattress Firm Holding Corp.

With more than 3,500 company-operated and franchised stores across 48 states, Mattress Firm Holding Corp. (NASDAQ:MFRM) has the largest geographic footprint in the United States among multi-brand mattress retailers. Founded in 1986, Houston-based MFRM is the nation’s leading specialty bedding retailer with over $3.5 billion in pro forma sales in 2015. MFRM, through its brands including Mattress Firm, Sleepy’s and Sleep Train, offers a broad selection of both traditional and specialty mattresses, bedding accessories and other related products from leading manufacturers, including Serta, Simmons, Tempur-Pedic, Sealy, Stearns & Foster, King Coil and Hampton & Rhodes. More information is available at www.mattressfirm.com. The Company’s website is not part of this release.

Investor Relations Contact:

Scott McKinney

Vice President of Investor Relations

ir@mfrm.com

713-328-3417

Media Contact:

Erica Martinez

emartinez@jacksonspalding.com

214-269-4404

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